UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14a

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934 (Amendment No.    )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2

GMO Emerging Country Debt Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear XXXXX,

Thank you for your continued support of GMO and your willingness to assist in the voting process for the proposed removal of the restriction on short sales in the GMO Emerging Country Debt Fund. I have summarized in this email the important information that you will need to vote and have attached for your reference a copy of the proxy materials. As a reminder, your vote is due before the shareholder meeting on August 16, 2022. To the extent that I can assist you in any way or answer any questions you may have about the voting process, please do not hesitate to call me.

The list below outlines the various ways you can submit your vote. For options 2, 3 and 4, you will need your control number (the control number is unique to each shareholder and is clearly indicated in a black or red box on the voting instruction form included in your proxy materials).

1.	By phone with a call center representative at (866) 612-8434. If you would prefer to receive a call from the call center at a specific day/time, please let us know and we can arrange for that.

2.	By phone through our automated voting service at (800) 454-8683. You will be prompted to enter the control number from the voting instruction form in the proxy materials.

3.	Online at www.proxyvote.com. You will be prompted to enter the control number from the voting instruction form included in the proxy materials.

4.	By mail. If you received physical copies of the proxy materials, you can complete the voting instruction form and send it back using the pre-addressed and stamped envelope included with the proxy materials.

The following details the timeline of significant events related to the voting process (dates are estimated and subject to change):

Target Date	Task
June 24, 2022	Initial Proxy Statement Filing
June 30, 2022	Record Date
July 11 - August 15, 2022	Voting Period
August 16, 2022	Shareholder Meeting

Thank you again for your assistance with this proxy vote and for your trust in GMO.

Best regards,

XXXXXX

eMERGING COUNTRY DEBT SHORT SALE restriction removal

Summary and Description (Last updated 6/24/2022)

Summary

•	GMO is seeking shareholder approval to eliminate the Emerging Country Debt Fund’s (“ECDF”) fundamental investment restriction that prohibits ECDF from engaging in short sales.
•	ECDF currently mitigates credit risk primarily through credit default swaps, but such swaps are only available for a small fraction of the bonds in ECDF’s benchmark (JPM EMBIG Diversified) and broader opportunity set. Elimination of the short sale restriction will enable ECDF to more effectively hedge default risk, particularly with respect to bonds for which credit default swaps are not available.
•	Making this change requires approval of the Board of Trustees of GMO Trust and, through a proxy solicitation, approval by a majority of the shares of ECDF as of the record date (June 30, 2022).
•	The biggest challenge that we anticipate will be securing sufficient votes from ECDF shareholders, and we need GCR’s participation to acquire votes from clients.

Timeline (dates subject to change)

Target Date	Task
June 24	Initial Proxy Statement Filing
June 30	Record Date
July 5	• Final Proxy Statement Filing • Solicitation Period may commence – written communications only; must be accompanied by a proxy statement
July 11	Proxy statement and materials sent to shareholders
July 11 – August 15	Voting period
August 16	Shareholder Meeting

Messaging

•	GMO is recommending shareholder approval to eliminate ECDF’s fundamental investment restriction that currently prohibits ECDF from making short sales of securities.
•	GMO believes that the ability to make short sales will better allow ECDF to achieve its investment objective as it would broaden the universe of instruments that could be used to manage credit risk.
•	Massachusetts state law no longer requires ECDF to have this restriction and, subject to certain limits, the 1940 Act permits short sales.
•	Clients need to submit proxy ballots by 12pm on August 15th.

ECDF Short Sale Restriction Removal - Summary and Description

Q&A

ECDF Investment Change

(1)	How would this change impact the management of ECDF?

A key component of ECDF’s efforts to achieve its investment objective is effective management of credit risk. Currently, ECDF seeks to mitigate credit risk by purchasing credit default swaps that provide insurance against the default of a particular debt issuer. However, credit default swaps are available on only a small fraction of the issuers in the JP Morgan EMBIG Diversified Index (ECDF’s benchmark) and ECDF’s broader investment universe. The ECD team believes that permitting ECDF to take short positions in individual bond issues will enhance ECDF’s ability to mitigate credit risk, particularly with respect to bonds for which credit default swaps are not available.

(2)	Are there additional risks posed by eliminating this restriction?

No, we do not believe this will increase portfolio risk. In fact, the reason the ECD team would like to make this change is to help the team manage credit risk more effectively. The team believes that permitting ECDF to take short positions in individual bond issues will enhance ECDF’s ability to mitigate credit risk, particularly with respect to bonds for which credit default swaps are not available.

(3)	Do other ECD vehicles (QIF, UCITS) have this restriction in place? If not, why not?

No, other ECD vehicles do not have this restriction in place. The ECDF restriction is a mutual fund-specific restriction that was put in place originally in response to U.S. state law requirements that have not applied to mutual funds since 1996. The vast majority of GMO’s other mutual funds (including those launched post-1996) do not have this restriction in place.

(4)	Why does ECDF have this restriction in place?

ECDF originally adopted this restriction in response to state law requirements. Although mutual funds were subsequently exempted from complying with those state law requirements with the adoption of a federal law in 1996, the restriction had already been adopted by ECDF as a “fundamental investment restriction”. Under the 1940 Act, fundamental investment restrictions may only be changed by a vote of shareholders.

GMO has sought shareholder approval for some of its other mutual funds with similar investment restrictions (Multi-Sector Fixed Income Fund in 2014 and Opportunistic Income Fund in 2015). Other funds still have the restriction (e.g., EMF, GEAF, International Equity Fund).

Voting Process

(1)	Describe the voting process.

GMO has engaged Broadridge to assist in the proxy process. Other than the distribution (email/mail) of the proxy statement and related materials, GMO anticipates handling all of the direct solicitation efforts through its client relationship managers. GMO anticipates targeting its efforts on the largest institutional ECDF shareholders.

(2)	When should GCR communicate with external clients?

GMO anticipates the proxy ballot will be delivered (email/mail) to clients starting July 11th. GCR should start calling on clients as soon as the ballots have been distributed. SHS will notify GCR when the distribution process has started. SHS will frequently update GCR on voting status.

(3)	What is required of ECDF RMs?

The campaign to secure votes will primarily be conducted by GCR with a focus on the largest of ECDF shareholders. GMO’s Asset Allocation funds that hold shares of ECDF will be voting in favor of the proposal. Those votes, combined with affirmative votes from the largest 10-20 ECDF shareholders (will depend on holdings as of the record date), should suffice to achieve passage of the proposal.

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